Exhibit 99.1

ACADIA Pharmaceuticals Inc.

Description of Outside Director Compensation Program

The Board of Directors (the “Board”) of ACADIA Pharmaceuticals Inc. (“ACADIA”) has approved the following fees that are payable to the non-management directors who are members of the Board:

Annual Retainer	$15,000 per year
Additional Retainer for Board Chair	$12,500 per year
Additional Retainer for Committee Chairs	$5,000 per year

Options	15,000 initial grant upon joining board
10,000 annual grant thereafter

The Annual Retainer amounts are payable following the first meeting of the Board that follows the annual meeting of ACADIA’s stockholders. Directors may elect to convert their retainer amounts, in whole or in part, into options with an aggregate exercise price equal to three times the amount elected for conversion. Annual option grants to directors are made at the Board meeting following the annual meeting of stockholders in accordance with the provisions of stock option plans that have been approved by ACADIA’s stockholders. The annual retainer amount and option grant may be pro rated for a director that joins the Board other than at the first meeting of the Board following the annual meeting of stockholders.

In addition, non-management Board members are paid the following fees for attending meetings of the Board and the committees of the Board:

Attendance at Board meetings:

$1,000 per scheduled meeting (in person or telephonic)

$250 per special telephonic meeting

Attendance at committee meetings:

$750 per scheduled meeting (in person or telephonic)

$500 per special telephonic meeting

Fees for chairs at committee meetings:

$1,500 per scheduled meeting (in person or telephonic)

$1,000 per special telephonic meeting